Exhibit 21.1
Compass Minerals International, Inc.
Subsidiary Listing

Company Name	Jurisdiction of Incorporation
NAMSCO Inc.	Delaware
North American Salt Company	Delaware
Carey Salt Company	Delaware
GSL Corporation	Delaware
Great Salt Lake Minerals Corporation	Delaware
Great Salt Lake Holdings, LLC	Delaware
Compass Resources, Inc.	Delaware
Pristiva Inc.	Delaware
CMP Capital, Inc.	Delaware
Compass Minerals International US Holding Company	Delaware
Compass Minerals (Europe) Limited	England
Compass Minerals (UK) Limited	England
Salt Union Limited	England
Deepstore Limited	England
Deepstore Holdings Limited	England
Levetas Limited	England
Interactive Records Management Limited	England
NASC Nova Scotia Company	Nova Scotia
Compass Canada Limited Partnership	Ontario
Sifto Canada Corp.	Nova Scotia
Compass Resources Canada Company	Nova Scotia
Compass Minerals Canada Inc.	Nova Scotia
Compass Minerals Nova Scotia Company	Nova Scotia
909669 Alberta Limited	Alberta
Big Quill Resources Inc.	Saskatchewan
CMI Canada Holdings Company	Nova Scotia
Compass Canada Potash Holdings Inc.	Saskatchewan
GSL Holdings Europe S.à.r.l.	Luxembourg
Salt Europe Holdings S.à.r.l.	Luxembourg
Compass International Holdings S.à.r.l.	Luxembourg
Compass Cayman Holdings Ltd.	Cayman
Compass South American Salt Holdings Ltd.	Cayman